Exhibit 4.6

TRANSLATION FOR CONVENIENCE ONLY

BINDING VERSION IS THE ORIGINAL HEBREW

Date: April 15, 2012

To

The First International Bank of Israel Ltd.

Ramat Hachayal Branch (the “Bank”)

Dear Sirs,

Re: Amendment to Financial Covenants

Whereas, Perion Network Ltd. (the “Company”), is and/or will be indebted to the Bank for various amounts of money on account of credit, documentary credit, various loans, overdraft on the Company’s checking account, debit or other account, various letter of indemnification and guaranty, discounts of bills and other banking services made available and that will be made available to the Company and/or other persons guaranteed by the Company (the “Banking Services”); and

Whereas, In order to secure the Banking Services, on September 6, 2011, the Company has inter alia, executed an undertaking for the compliance with financial covenants (the “Undertaking”); and

Whereas, the Bank and the Company have agreed to amend the Undertaking in the manner described below;

THEREFORE, it is hereby agreed by the Company as follows:

1.
In Section 1.1 on the fifth paragraph which starts with the words “Intangible Assets on Account of Acquisitions”, in the fourth line, in lieu of the reference to Section 7.4, it shall refer to Section 9.4.

2.	In Section 1.2 of the Undertaking, in the first paragraph on the second line, in lieu of the amount specified therein “$6,000,000 USD”, it shall read “$3,000,000 USD”.

3.	In Section 1.2 of the Undertaking, on the second paragraph in the second line, in lieu of the amount specified therein “$8,000,000 USD”, it shall read “$4,000,000 USD”.

4.	Section 1.2 of the Undertaking, in the third paragraph on the second line, in lieu of the amount specified therein “$10,000,000 USD”, it shall read “$5,000,000 USD”.

5.
Section 1.3 of the Undertaking, in the first paragraph, in lieu of the words “shall not exceed 3.5”, it shall read “shall not exceed 3.5 in the financial statements of the first and the second quarter of 2012, and will not exceed 3 in the financial statements of the third and the fourth quarter of 2012 and   the first and the second quarter of 2013, and 2 in the financial statements of the third quarter of 2013 onwards.”

6.	Section 1.4 of the Undertaking, in the first paragraph, in lieu of the amount specified therein “$8,000,000 USD”, it shall read “$4,000,000 USD”.

7.
The remaining sections of the Undertaking shall not be amended and shall remain in full force and effect. Without derogating from the foregoing said, the Company acknowledges that this consent does not derogate from other undertakings of the Company towards the Bank, including any other covenant specified in the Undertaking.

Sincerely,

Perion Network Ltd.